Exhibit 99.1

STATEMENT REGARDING INTEREST PAYMENT

New York, NY – April 15, 2009 — Six Flags, Inc. (NYSE: SIX) announced today that it has chosen to take advantage of the applicable 30-day grace period for making the semi-annual interest payment of approximately $7 million due on its 9 3/4% Senior Notes due 2013.

“We clearly have ample cash and liquidity to fund the April interest payment, but will for the time being put it on hold while we assess and evaluate the restructuring options before us,” said Six Flags President and CEO Mark Shapiro. “We have this window for a reason and we’ve decided to utilize it. This decision has no impact on payments to vendors, with which we remain current, or our park operations.”

Under the applicable indenture relating to the Senior Notes, use of the 30-day grace period does not constitute a default that permits acceleration of the Senior Notes or any other indebtedness. Additional details regarding the Senior Notes and our debt, equity and other upcoming cash obligations are available in our Annual Report on Form 10-K for the year ended December 31, 2008, we filed with the Securities and Exchange Commission.

About Six Flags

Six Flags, Inc. is the world’s largest regional theme park company with 20 parks across the United States, Mexico and Canada, and soon will be expanding beyond North America with destinations in Dubai and Qatar. Since 1961, hundreds of millions of families have trusted Six Flags to combine friendly-clean-fast-safe service with affordable, value-packed thrills, record-shattering roller coasters and special events like the Summer Concert Series, Fright Fest and Holiday in the Park. Six Flags’ wide array of entertainment options reaches all demographics — families, teens, tweens and thrill seekers alike – featuring themed attractions based on skateboarding legend Tony Hawk, the ultimate daredevil Evel Knievel, movie franchises The Dark Knight and The Mummy; as well as world-renowned, kid-friendly brands including Looney Tunes, the Justice League of America, The Wiggles and Thomas the Tank Engine.

Six Flags continues to develop new avenues for growth, acquiring ownership and management of Dick Clark Productions, producer of such perennial television hits as the American Music Awards, the Golden Globe Awards, the Academy of Country Music Awards, Dick Clark’s New Year’s Rockin’ Eve and So You Think You Can Dance. Six Flags, Inc. is a publicly-traded corporation headquartered in New York City.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags’ success in implementing its restructuring plan and the adequacy of cash flows from operations and available cash to meet our future liquidity needs and cash obligations. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including the failure to successfully consummate a restructuring and factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags’ parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags’ expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Six Flags’ Annual Report on Form 10-K for the year ended December 31, 2008, which is available free of charge on Six Flags’ website http://www.sixflags.com.

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Media Contact: Sandra Daniels – (212) 652-9393                                    Investor Relations: William Schmitt – (203) 682-8200